Exhibit 99.1

PRESS RELEASE

Date: March 6, 2012	Contact :	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Receives NYSE Amex Approval of Plan to Comply with Listing Criteria and Notice of Additional Deficiency

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company”) By letter dated March 2, 2012, the NYSE Amex LLC (the “Exchange”) notified Cubic that the Exchange has accepted the Company’s plan to regain compliance with certain of the Exchange’s continued listing criteria, and granted the Company an extension through June 27, 2013 to do so.

The March 2, 2012, letter also provided Cubic with notice that the Company is not in compliance with Section 1003(a)(iv) of the Company Guide in that the Exchange believes that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.  The Exchange indicated that the Company is not required to submit an additional plan of compliance in response to the additional deficiency because the compliance plan already accepted by the Exchange effectively addresses how the Company intends to regain compliance with Section 1003(a)(iv).  The Company was granted an extension to regain compliance with Section 1003(a)(iv) until July 31, 2012.

On December 27, 2011 and February 24, 2012, Cubic received letters from the Exchange indicating that the Company is not in compliance with Section 1003(a)(i) of the Exchange’s Company Guide because the Company has stockholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years, Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years, and Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.  Subsequent to receipt of the initial letter from the Exchange, the Company submitted its plan to regain compliance with those requirements.

The Company will be subject to periodic review by the Exchange during the extension periods.  If the Company does not make progress consistent with the plan or the Company is not in compliance with the applicable continued listing standards by the respective dates set forth above, the Company would be subject to delisting; however, the Company would be entitled to appeal any delisting determination by the Exchange.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are concentrated primarily in the Haynesville Shale Play located in Northwest Louisiana.  Additional information can be found on Cubic’s website at:  www.cubicenergyinc.com.  If you would like to be added to Cubic’s email distribution list, please email your name and email address to Donna Luedtke, Investor Relations at donna@cubicenergyinc.com.

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in natural gas prices, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to meet NYSE Amex, LLC standards, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, reliance on a suitable outcome in the dispute with EXCO and BG with respect to the Company Drilling Credits, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee the timing of the drilling or any level of production from its wells.